Exhibit 10.30

July 16, 2013

CONFIDENTIAL
Philip Lang, M.D.
Stanhope Investments		Chief Executive Officer
Silver Tower		28 Crosby Drive
Corniche Road		Bedford, MA 01730
P.O. Box 61999		philipp.lang@conformis.com
Abu Dhabi, United Arab Emirates
Attention: Mark Cutis
Tel:	+971 2 611 5853
Fax:	+971 2 626 6166
Email: ss@adcouncil.ae

Re:                             Right to Invest in Initial Public Offering

Gentlemen:

Reference is made to the letter agreement (the “First Letter Agreement”) dated as of January 11, 2012 (the “Effective Date”) by and among ConforMIS, Inc., a Delaware corporation (the “Company”), and Stanhope Investments, a Cayman Islands exempt company (“Stanhope”). The First Letter Agreement may be amended by agreement of the Company and Stanhope.  The Company and Stanhope have agreed to clarify the rights of Stanhope set forth in Section 12 of the First Letter Agreement by superseding and replacing Section 12 of the First Letter Agreement in its entirety with this letter agreement (this “Second Letter Agreement”).  Further, the Company and Stanhope have agreed to supersede and terminate the First Letter Agreement as set forth in the Financing Documents (as such term is defined in the Amended and Restated Information and Registration Rights Agreement dated as of July 16, 2013, by and among the Company and the Investors named therein).  Both parties agree that this Second Letter Agreement is effective as of the Effective Date and is not intended to grant a new right to Stanhope but rather to clarify and modify the existing right previously set forth in Section 12 of the First Letter Agreement.

The parties agree as follows:

1.                                      The Company agrees that contingent upon Stanhope continuing to hold at least 600,000 shares of the Company’s Series E-1 Preferred Stock and/or Series E-2 Preferred Stock (together, the “Shares”), Stanhope shall have the right but not the obligation to invest an additional USD $25,000,000 in the Company’s “Qualifying IPO” (as defined below) provided such Qualifying IPO is no sooner than one year from the Effective Date.  Stanhope’s right to participate in the Qualifying IPO pursuant to this Second Letter Agreement shall be subject to any carve backs, restrictions and other limitations reasonably requested by the Company’s underwriters in connection with the Qualifying IPO.  Such right shall also be subject to Stanhope’s full compliance with applicable securities laws as directed by the Company and its legal counsel.  “Qualifying IPO” means the closing of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Company Common Stock for the account of the Company to the public with aggregate proceeds to the Company not less than $50,000,000  (before deduction for underwriters commissions and expenses) and a per share price not less than $10.00 per share (appropriately adjusted for combinations consolidations, subdivisions, stock splits or other similar transactions).

2.                                      At any time following a determination by the Company’s Board of Directors to initiate a process intended to result in the submission of a registration statement for a Qualifying IPO, but in any event no less than 10 business days prior to the actual submission of such registration statement, the Company will give Stanhope written notice of such submission, which notice will include a good faith estimate by the Company of the approximate timing of such proposed Qualifying IPO, the identity of the lead investment bankers, if any, representing the Company in such Qualifying IPO, a good faith estimate of the approximate price range to be proposed by the Company, and any other material terms then known to the Company relating to the proposed Qualifying IPO.  Stanhope acknowledges that the Company shall not thereafter be obligated to update any information provided in such notice.  Stanhope will have until 10 business days after the Company gives such notice to notify the Company in writing that Stanhope elects to exercise its contractual right to participate in the Qualifying IPO and the amount of its participation (up to USD $25,000,000 but in any event no less than USD $10,000,000).  If Stanhope fails to respond within 10 business days after the Company gives notice, Stanhope will be deemed to have elected not to exercise its contractual right to participate in the Qualifying IPO.  Upon its election to participate in the Qualifying IPO, except in the event of a “Material Adverse Event” (as defined below) with respect to the Company, Stanhope will be firmly bound by such election and will participate in the Qualifying IPO on the same terms as other participants in the Qualifying IPO regardless of, without limitation, any subsequent changes in circumstances of the Company, Stanhope or market conditions, or the ultimate price per share of the Qualifying IPO falling outside the good faith range initially provided to Stanhope.

3.                                      Upon the occurrence of a Material Adverse Event after Stanhope’s election to participate in the Qualifying IPO, the Company will provide prompt notice to Stanhope describing the circumstances relating to such Material Adverse Event.  If Stanhope fails to respond within 10 business days after the Company gives such notice, Stanhope will be deemed to have elected not to withdraw the exercise of its contractual right to participate in the Qualifying IPO and shall thereafter continue to be bound as described above.  If Stanhope elects to withdraw the exercise of its contractual right to participate in the Qualifying IPO, Stanhope will no longer have such right and the Company will be under no further obligations to Stanhope pursuant to this Second Letter Agreement; provided, however, that (a) if Stanhope elects to withdraw the exercise of its contractual right to participate in the Qualifying IPO following a Material Adverse Event pursuant to this Section 3, (b) the Company’s Board of Directors then later determines to abandon the process intended to result in the submission of a registration statement for a Qualifying IPO, (c) the Company withdraws or otherwise abandons the registration statement or other filings relating to such process with the SEC, and (d) the Company’s Board of Directors thereafter makes a new determination to initiate a process intended to result in the submission of a registration statement for a Qualifying IPO, Stanhope’s rights pursuant to this Second Letter Agreement, including the right to participate in the Qualifying IPO pursuant to Section 2, shall revive.

4.                                      For purposes of this Second Letter Agreement, “Material Adverse Event” means the determination by the Company’s Board of Directors that a change, event or effect has occurred that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of the Company; provided, however, that the following shall not be taken into account in determining a “Material Adverse Event”:  (a) any adverse change, event or effect that is directly attributable to conditions affecting the United States or world economies generally unless such conditions adversely affect the Company in a materially disproportionate manner, and (b) any adverse change, event or effect that is directly attributable to conditions affecting the Company’s industry generally, unless such conditions adversely affect the Company in a materially disproportionate manner.  No change, event or effect shall be considered to be a Material Adverse Event unless, at a minimum, the Company’s Board of Directors determines that such change, event or effect has or is likely to cause a diminution in value of the Company of at least 25%.  Without limiting the foregoing, in no event shall price adjustments preceding an initial public offering constitute a Material Adverse Event, nor shall litigation initiated by or against the Company until a final judgment is entered.

5.                                      This Second Letter Agreement will not be affected by the termination of the First Letter Agreement.  This Second Letter Agreement and the rights described herein shall terminate and be of no further force or effect upon the earliest of (i) Stanhope’s election not to participate in a Qualifying IPO after having been notified of such Qualifying IPO in accordance with this Second Letter Agreement (or after having been notified of a Material Adverse Event), (ii) Stanhope’s participation in a Qualifying IPO pursuant to this Second Letter Agreement, (iii) Stanhope no longer holding at least 600,000 Shares, or (iv) a “Change of Control” (as defined below).

6.                                      This Second Letter Agreement shall be governed by and construed according to the laws of the State of New York, excluding those laws that direct the application of the laws of another jurisdiction.  In the event that any legal action becomes necessary to enforce or interpret the terms of this Second Letter Agreement, the parties hereto agree that such action will be brought in the state or federal courts located in Middlesex County or Suffolk County in the Commonwealth of Massachusetts, and such parties hereby submit to the jurisdiction and venue of such courts.  The Company understands and agrees that its failure to comply with the obligations under this Second Letter Agreement will cause Stanhope to suffer irreparable injury and harm, the full extent of which will, or may, be impossible to ascertain, and for which monetary damages will not be a complete remedy.  Accordingly, the Company agrees that Stanhope will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce, or to prevent a breach of, the terms of this Second Letter Agreement.

7.                                      This Second Letter Agreement contains the parties’ complete understandings and agreements regarding the matters set forth herein.  Other than the First Letter Agreement, there are no other, different or prior agreements or understandings on this or related subjects.  This Second Letter Agreement is effective notwithstanding Section 6.12 of the Purchase Agreements and provisions of the First Letter Agreement that provide that the First Letter Agreement contains the parties’ complete understandings and agreements regarding the matters set forth therein.  The rights and obligations under this Second Letter Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties, including without limitation any “Affiliates” (as defined below) of Stanhope, provided that (i) Stanhope may at any time and without consent of the Company (but in accordance with applicable securities laws and with notice to the Company) assign and/or novate to an Affiliate of Stanhope all or any portion of its Shares and all associated rights and obligations (including, without limitation, under this Second Letter Agreement) but otherwise may not assign its rights and obligations hereunder without prior written notice to and consent of the Company and (ii) the Company may not assign its rights and obligations hereunder without the prior written consent of Stanhope except in connection with a Change in Control.  For purposes of this Second Letter Agreement, “Affiliates” shall mean any member of Stanhope’s board of directors, any executive officer of Stanhope, any holder of at least 10% of the outstanding capital stock of Stanhope or any entity controlled, directly or indirectly, by Stanhope, any entity that controls, directly or indirectly, Stanhope or any entity directly or indirectly under common control with Stanhope. For purposes of this Second Letter Agreement, a “Change in Control” shall mean the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation, corporate reorganizations or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of this Company is disposed of other than any transaction primarily for financing purposes.

8.                                      Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or 15 business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, at 28 Crosby Drive, Bedford, MA 01730 or [Fax Number], and (ii) if to Stanhope, at Stanhope’s contact information set forth above, or at such other address, facsimile number or email address as the Company or Stanhope may designate by 10 business days’ advance written notice to the other party hereto.

9.                                      This Second Letter Agreement will not be affected by the termination of the First Letter Agreement.  This Second Letter Agreement may not be amended except by a written agreement signed by authorized representatives of each party.  This Second Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Second Letter Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

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If you are in agreement with the terms set forth above, please sign this Second Letter Agreement in the space provided below.

Very truly yours,

CONFORMIS, INC.

/s/ Philipp Lang

Philipp Lang, M.D.
Chief Executive Officer

Agreed by:

STANHOPE INVESTMENTS

/s/ Salem Mohamed Al Ameri /s/ Mark Cutis
[SIGNATURE]

Salem Mohamed Al Ameri & Mark Cutis
[NAME]

Director & Business Officer
[TITLE]